Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or     John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports Third Quarter 2013 Results
Announces One Gentiva Initiative

ATLANTA, GA, November 5, 2013 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported third quarter 2013 results.

On October 18, 2013, Gentiva announced the closing of its acquisition of Harden Healthcare Holdings, Inc. ("Harden"). Under the terms of the merger agreement, Gentiva acquired Harden's home health, hospice and community care businesses. Harden's existing shareholders retained the company's long-term care business. Harden's results will be included in Gentiva's financial results beginning in the fourth quarter of 2013, commencing from the acquisition date.

Additionally, following quarter-end, the Company announced a corporate restructuring initiative, referred to as "One Gentiva", to better align its home health, hospice and community care businesses under a common regional management structure. One Gentiva was developed to enable the Company to provide a seamless continuum of care for its patients, families and referral sources, while also streamlining the Company's management organization to meet reimbursement challenges.

Quarterly highlights include:

•	Net revenues of $410.5 million.

•	Adjusted income attributable to Gentiva shareholders per diluted share of $0.15.

•	Adjusted EBITDA of $35.3 million.

Third quarter 2013 financial highlights include:

▪
Net revenues of $410.5 million, a decrease of 3.3% compared to $424.4 million for the quarter ended September 30, 2012. During the quarter ended September 30, 2013, net revenues were negatively impacted by the 2013 home health Medicare rate reduction, the 2% sequestration rate cut on our Medicare-based revenues and the sale or closure of branches in the prior year. Net revenues included home health episodic revenues of $206.9 million, flat compared to $206.4 million in the 2012 third quarter. Hospice revenues were $175.6 million, a decrease of 7.5% compared to $189.8 million in the 2012 third quarter. Hospice represented 42.8% of total net revenues in the third quarter of 2013, compared to 44.7% in the 2012 third quarter.

▪	Income attributable to Gentiva shareholders of $3.7 million, or $0.12 per diluted share, compared to a loss of $0.5 million, or $0.02 per diluted share, for the third quarter of 2012.

▪
Adjusted income attributable to Gentiva shareholders of $4.8 million, compared with $9.9 million in the comparable 2012 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.15 for the third quarter of 2013 as compared to $0.32 for the third quarter of 2012.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $35.3 million in the third quarter of 2013 as compared to $46.1 million in the third quarter of 2012. Adjusted EBITDA as a percentage of net revenues was 8.6% in the third quarter of 2013 versus 10.9% in the prior year period.

Adjusted income attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, legal settlements, acquisition and integration activities and other special items.

Highlights for the nine months ended September 30, 2013 include:

▪
Net revenues of $1,240.5 million, a decrease of 3.7% as compared to $1,287.8 million for the prior year period. Net revenues included home health episodic revenues of $621.0 million, compared to $624.5 million in the comparable 2012 period. Hospice revenues were $534.4 million, compared to $577.5 million in the comparable 2012 period.

▪
Loss attributable to Gentiva shareholders of $197.1 million, or $6.38 per diluted share. Income attributable to Gentiva shareholders in the comparable 2012 period was $18.2 million, or $0.60 per diluted share.

▪
Adjusted income attributable to Gentiva shareholders of $18.7 million, compared with $28.0 million in the 2012 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.60 as compared to $0.91 in the corresponding period of 2012, prior to the $0.03 add-back in the first quarter of 2012 for credit agreement amendment expenses.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $113.4 million as compared to $136.3 million in the 2012 period. Adjusted EBITDA as a percentage of net revenues was 9.1% versus 10.6% in the prior-year period.

Cash Flow and Balance Sheet Highlights

At September 30, 2013, the Company reported cash and cash equivalents of $183.3 million, down from $185.1 million at June 30, 2013. Total outstanding debt was $910.2 million as of September 30, 2013. Total

Company days sales outstanding, or DSO, was 50 days at September 30, 2013, down 2 days from June 30, 2013.

For the third quarter of 2013, net cash provided by operating activities was $8.4 million, compared to $25.5 million in the prior year period for 2012. Free cash flow was $1.7 million for the third quarter of 2013, compared to $23.2 million in the prior year period. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2013 Outlook

Including the estimated operating results of the Harden acquisition and the potential fourth quarter 2013 impact of the 2014 Medicare home health and hospice reimbursement rules, the Company now expects full-year net revenues to be in the range of $1.72 billion to $1.74 billion. Additionally, the Company expects 2013 adjusted income attributable to Gentiva shareholders to be in the range of $0.90 to $1.00 on a diluted per share basis. The final results for the fourth quarter of 2013 will be subject to a number of factors including the impact from closed or sold locations, the timing of synergies, the timing of branch consolidations, the timing of One Gentiva initiatives, final results from the Harden business valuation, and the final balance sheet accounting treatment of various items related to the Harden consolidation. The Company expects to take restructuring charges in the fourth quarter of 2013 associated with the acquisition and other initiatives.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of adjusted income attributable to Gentiva shareholders to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its third quarter 2013 results during its conference call and live webcast to be held Tuesday, November 5, 2013 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #17144988. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on November 5 and will remain available continuously through November 12. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 17144988. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company's website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries
Condensed Consolidated Financial Statements and Supplemental Information
(Unaudited)

(in 000's, except per share data)	3rd Quarter		Nine Months
	2013	2012	2013	2012
Condensed Statements of Comprehensive Income (Loss)
Net revenues	$410,492	$424,444	$1,240,507	$1,287,787
Cost of services sold	220,478	223,889	660,998	679,487
Gross profit	190,014	200,555	579,509	608,300
Selling, general and administrative expenses	(160,820)	(161,207)	(482,634)	(498,842)
Goodwill and other long-lived asset impairment	—	(19,132)	(224,320)	(19,132)
Gain on sale of businesses	—	—	—	5,447
Interest income	639	653	2,066	2,011
Interest expense and other	(22,981)	(23,547)	(68,849)	(69,062)
Income (loss) before income taxes and equity in net earnings of CareCentrix	6,852	(2,678)	(194,228)	28,722
Income tax (expense) benefit	(3,044)	1,297	(2,457)	(10,878)
Equity in net earnings of CareCentrix	—	1,006	—	1,006
Net income (loss)	3,808	(375)	(196,685)	18,850
Less: Net income attributable to noncontrolling interests	(88)	(148)	(425)	(624)
Net income (loss) attributable to Gentiva shareholders	$3,720	$(523)	$(197,110)	$18,226

Total comprehensive income (loss)	$3,808	$(375)	$(196,685)	$18,850

Earnings per Share
Net income (loss) attributable to Gentiva shareholders:
Basic	$0.12	$(0.02)	$(6.38)	$0.60
Diluted	$0.12	$(0.02)	$(6.38)	$0.60

Weighted average shares outstanding:
Basic	31,037	30,423	30,921	30,496
Diluted	31,532	30,423	30,921	30,612

(in 000's)
Condensed Balance Sheets
ASSETS	Sept 30, 2013	Dec 31, 2012
Cash and cash equivalents	$183,294	$207,052
Accounts receivable, net (A)	242,458	251,080
Deferred tax assets	8,476	12,263
Prepaid expenses and other current assets	44,827	45,632
Total current assets	479,055	516,027

Notes receivable from CareCentrix	28,471	28,471
Fixed assets, net	41,425	41,414
Intangible assets, net	193,235	193,613
Goodwill	438,436	656,364
Other assets	71,446	75,045
Total assets	$1,252,068	$1,510,934

LIABILITIES AND EQUITY
Current portion of long-term debt	$18,750	$25,000
Accounts payable	11,974	13,445
Payroll and related taxes	33,244	45,357
Deferred revenue	39,026	37,444
Medicare liabilities	14,966	27,122
Obligations under insurance programs	62,091	56,536
Accrued nursing home costs	20,858	18,428
Other accrued expenses	39,263	66,567
Total current liabilities	240,172	289,899

Long-term debt	891,432	910,182
Deferred tax liabilities, net	31,734	42,165
Other liabilities	41,851	33,988
Total equity	46,879	234,700
Total liabilities and equity	$1,252,068	$1,510,934

Common shares outstanding	31,389	30,748

(A) Accounts receivable, net included an allowance for doubtful accounts of $9.0 million and $8.8 million at September 30, 2013 and December 31, 2012, respectively.

(in 000's)
	Nine Months
Condensed Statements of Cash Flows	2013		2012
OPERATING ACTIVITIES:
Net (loss) income	$(196,685)		$18,850
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	13,932		21,375
Amortization and write-off of debt issuance costs	9,687		10,391
Provision for doubtful accounts	3,766		4,183
Equity-based compensation expense	5,984		5,722
Windfall tax benefits associated with equity-based compensation	(92)		—
Goodwill and other long-lived asset impairment	224,320		19,132
Gain on sale of businesses	—		(5,447)
Equity in net earnings of CareCentrix	—		(1,006)
Deferred income tax (benefit) expense	(7,066)		27,700
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	5,126		31,751
Prepaid expenses and other current assets	62		(24,591)
Current liabilities	(43,024)		(40,089)
Other, net	2,559		6,670
Net cash provided by operating activities	18,569		74,641

INVESTING ACTIVITIES:
Purchase of fixed assets	(14,214)		(9,235)
Proceeds from sale of businesses, net of cash transferred	508		5,720
Acquisition of business, net of cash acquired	(4,638)		(22,520)
Net cash used in investing activities	(18,344)		(26,035)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,459		2,421
Windfall tax benefits associated with equity-based compensation	92		—
Payment of contingent consideration accrued at acquisition date	(1,675)	—	—
Repayment of long-term debt	(25,000)		(50,000)
Repurchase of common stock	—		(4,974)
Debt issuance costs	(449)		(4,125)
Minority interest capital contribution	1,600	—	—
Distribution to minority interests	(563)	—	(685)
Other	(447)		(106)
Net cash used in financing activities	(23,983)		(57,469)

Net change in cash and cash equivalents	(23,758)		(8,863)
Cash and cash equivalents at beginning of period	207,052		164,912
Cash and cash equivalents at end of period	$183,294		$156,049

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$68,374		$67,735
Income taxes paid	$924		$4,260

	Nine Months
A reconciliation of Free cash flow to Net cash provided by operating activities follows:	2013		2012
Net cash provided by operating activities	$18,569		$74,641
Less: Purchase of fixed assets	(14,214)		(9,235)
Free cash flow	$4,355		$65,406

(in 000's)
Supplemental Information	3rd Quarter		Nine Months
	2013	2012	2013	2012
Segment Information (2)
Net revenues
Home Health	$234,864	$234,670	$706,141	$710,321
Hospice	175,628	189,774	534,366	577,466
Total net revenues	$410,492	$424,444	$1,240,507	$1,287,787

Operating contribution (4)
Home Health	$31,922	$32,268	$92,027	$94,527
Hospice	22,365	34,798	76,223	102,426
Total operating contribution	54,287	67,066	168,250	196,953

Corporate administrative expenses	(20,672)	(21,065)	(57,443)	(66,120)
Goodwill and other long-lived asset impairment (5)	—	(19,132)	(224,320)	(19,132)
Depreciation and amortization	(4,421)	(6,653)	(13,932)	(21,375)
Gain on sale of businesses (6)	—	—	—	5,447
Interest expense and other, net (7)	(22,342)	(22,894)	(66,783)	(67,051)
Income (loss) before income taxes and equity in net earnings of CareCentrix	$6,852	$(2,678)	$(194,228)	$28,722

Home Health operating contribution margin %	13.6%	13.8%	13.0%	13.3%
Hospice operating contribution margin %	12.7%	18.3%	14.3%	17.7%

	3rd Quarter		Nine Months
Net Revenues by Major Payer Source:	2013	2012	2013	2012
Medicare
Home Health	$191,833	$184,980	$577,686	$561,751
Hospice	163,735	177,437	498,797	538,990
Total Medicare	355,568	362,417	1,076,483	1,100,741
Medicaid and local government	17,431	19,154	54,364	56,873
Commercial insurance and other:
Paid at episodic rates	15,094	21,442	43,322	62,728
Other	22,399	21,431	66,338	67,445
Total commercial insurance and other	37,493	42,873	109,660	130,173
Total net revenues	$410,492	$424,444	$1,240,507	$1,287,787

	3rd Quarter		Nine Months
A reconciliation of Adjusted EBITDA to Net income (loss) attributable to Gentiva shareholders follows:	2013	2012	2013	2012
Adjusted EBITDA (3)	$35,314	$46,054	$113,391	$136,302
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(1,699)	(53)	(2,584)	(5,469)
Goodwill and other long-lived asset impairment (5)	—	(19,132)	(224,320)	(19,132)
Gain on sale of businesses (6)	—	—	—	5,447
EBITDA (4)	33,615	26,869	(113,513)	117,148
Depreciation and amortization	(4,421)	(6,653)	(13,932)	(21,375)
Interest expense and other, net (7)	(22,342)	(22,894)	(66,783)	(67,051)
Income (loss) before income taxes and equity in net earnings of CareCentrix	6,852	(2,678)	(194,228)	28,722
Income tax (expense) benefit (8)	(3,044)	1,297	(2,457)	(10,878)
Equity in net earnings of CareCentrix	—	1,006	—	1,006
Net income (loss)	3,808	(375)	(196,685)	18,850
Less: Net income attributable to noncontrolling interests	(88)	(148)	(425)	(624)
Net income (loss) attributable to Gentiva shareholders	$3,720	$(523)	$(197,110)	$18,226

A reconciliation of Adjusted income attributable to Gentiva shareholders to Net income (loss) (all items presented are net of tax): (3)

	3rd Quarter		Nine Months
	2013	2012	2013	2012

Adjusted income attributable to Gentiva shareholders	$4,752	$9,854	$18,658	$27,994
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(1,032)	(31)	(1,570)	(3,246)
Goodwill and other long-lived asset impairment (5)	—	(11,352)	(214,198)	(11,352)
Gain on sale of businesses (6)	—	—	—	3,248
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax	—	1,006	—	1,006
Tax valuation allowance on OIG legal settlement	—	—	—	576
Income (loss) attributable to Gentiva shareholders	3,720	(523)	(197,110)	18,226
Add back: Net income attributable to noncontrolling interests	88	148	425	624
Net income (loss)	$3,808	$(375)	$(196,685)	$18,850

Adjusted income attributable to Gentiva shareholders per diluted share	$0.15	$0.32	$0.60	$0.91
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(0.03)	—	(0.05)	(0.10)
Goodwill and other long-lived asset impairment (5)	—	(0.38)	(6.93)	(0.37)
Gain on sale of businesses (6)	—	—	—	0.11
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax	—	0.03	—	0.03
Tax valuation allowance on OIG legal settlement	—	—	—	0.02
Impact of exclusion of dilutive shares due to the anti-dilutive effect of the shares	—	0.01	—	—
Income (loss) attributable to Gentiva shareholders per diluted share	0.12	(0.02)	(6.38)	0.60
Add back: Net income attributable to noncontrolling interests	—	0.01	0.02	0.02
Net income (loss) per diluted share	$0.12	$(0.01)	$(6.36)	$0.62

Operating Metrics	3rd Quarter		Nine Months
	2013	2012	2013	2012
Home Health
Episodic admissions	48,100	48,600	146,700	148,800
Total episodes	70,700	71,300	213,900	216,000
Episodes per admission	1.47	1.47	1.46	1.45
Revenue per episode	$2,930	$2,900	$2,900	$2,900

Hospice
Admissions	11,800	12,200	37,500	38,900
Average daily census	12,600	13,600	12,700	13,700
Patient days (in thousands)	1,158	1,247	3,468	3,746
Revenue per patient day	$152	$152	$154	$154
Length of stay at discharge (in days)	100	101	97	97
Services by patient type:
Routine	98%	98%	98%	98%
General Inpatient & Other	2%	2%	2%	2%

Notes:

1.	The comparability between reporting periods has been affected by the following items:
a.    The Company completed several acquisitions, closed a significant number of branch operations and sold a number of operating units affecting the reporting periods presented as follows:

•	During the second quarter of 2013, the Company completed the acquisition of Hope Hospice.

•	During the third quarter of 2012, the Company completed the acquisitions of Family Home Care, North Mississippi Hospice and Advocate Hospice.

•
During the fourth quarter of 2012, the Company sold its Phoenix area hospice operations. During the second quarter of 2012, the Company sold eight home health branches and four hospice branches in Louisiana.

During the first quarter of 2012, the Company continued a comprehensive review of its branch structure, support infrastructure and other significant expenditures in order to reduce its ongoing operating costs given the challenging rate environment facing the Company. As a result of this effort, the Company closed or divested 4 home health branches and completed significant reductions in staffing levels in regional, area and corporate support functions.
As a result of this activity, the Company's revenue for the third quarter and first nine months of 2013 were negatively impacted by approximately $2 million and $16 million, respectively, as compared to the third quarter and first nine months of 2012.

b.	The first nine months of 2013 included 273 days of activity as compared to 274 days for the first nine months of 2012 due to 28 days in February 2013 versus 29 days in February 2012.

2.
The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3.
Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating to (i) cost savings and other restructuring, legal settlements, and acquisition and integration activities, (ii) gain on sale of businesses and (iii) goodwill and other long-lived asset impairment. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

Adjusted income attributable to Gentiva shareholders is defined as income attributable to Gentiva shareholders, excluding (i) tax reserves relating to the OIG settlement, (ii) gain on sale of businesses, (iii) charges relating to cost savings and other restructuring, legal settlements, and acquisition and integration activities and (iv) goodwill and other long-lived asset impairment.

4.
Operating contribution and EBITDA included charges relating to cost savings and other restructuring, legal settlements and acquisition and integration activities of $1.7 million and $2.6 million for the third quarter and first nine months of 2013, respectively. For the third quarter and first nine months of 2012, the Company recorded charges of $0.1 million and $5.5 million, respectively.

For the third quarter and first nine months of 2013, the Company recorded cost savings and other restructuring costs of $0.1 million and $0.3 million, respectively. For the third quarter and first nine months of 2013, acquisition and integration activities of $1.6 million and $2.3 million, respectively, primarily related to the Company's acquisition of Harden Healthcare Holdings, Inc.. These costs consisted of legal, accounting and other professional fees and expenses.
For the third quarter and first nine months of 2012, the Company recorded (i) restructuring costs of $0.1 million and $1.5 million, respectively, and (ii) legal settlement reserves of $5.0 million, associated with the tentative settlement of the Wilkie wage and hour lawsuit, partially offset by a reduction in acquisition and integration costs of $1.0 million, primarily relating to favorable lease settlements associated with the acquisition of Odyssey HealthCare, Inc.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	3rd Quarter		Nine Months
	2013	2012	2013	2012
Home Health	$0.1	$—	$0.1	$5.7
Hospice	—	—	0.7	0.1
Corporate expenses	1.6	0.1	1.8	(0.3)
Total	$1.7	$0.1	$2.6	$5.5

5.	During the first nine months of 2013, the Company recorded non-cash charges of $224.3 million related to goodwill and other long-lived assets.
At March 31, 2013, the Company performed an interim impairment test of its Hospice reporting unit due to lower than expected average daily census and higher than expected discharge rates during the quarter. Based on the results of the interim impairment test, the Company's Hospice reporting unit had an estimated fair value of approximately $555 million. As such the Company recorded a non-cash impairment charge relating to goodwill of approximately $220.8 million. As part of that analysis, the Company reviewed the valuation of its owned real estate utilized in the Hospice business. The analysis indicated that two of the Company's hospice inpatient units had estimated fair values lower than their carrying values and, as such, the Company recorded a non-cash impairment charge of approximately $1.9 million.
In addition, the Company conducted an evaluation of the various systems used to support its field operations. In connection with that review, the Company made a strategic decision to replace its business intelligence software platform and, as such, recorded a non-cash impairment charge, related to developed software, of approximately $1.6 million.
During the third quarter of 2012, the Company initiated an effort to re-brand all of its branch operations under the single Gentiva name. In connection with this re-branding effort, the Company recorded a $19.1 million non-cash write-off of existing trade name balances for the third quarter and first nine months of 2012.

6.
During the second quarter of 2012, the Company completed the sale of eight home health branches and four hospice branches in Louisiana, pursuant to an asset purchase agreement, for total consideration of approximately $6.4 million.

Effective May 31, 2012, the Company completed the sale of its Gentiva consulting business to MP Healthcare Partners, LLC pursuant to an asset purchase agreement, for cash consideration of approximately $0.3 million. In connection with the sales, the Company recorded a gain on sale of businesses of approximately $5.4 million for the first nine months of 2012.

7.
Interest expense and other, net for the first nine months of 2012 included charges of approximately $0.5 million relating to the write-off of deferred debt issuance costs associated with Amendment No. 3 to the Company's credit agreement.

8.
The Company’s effective tax rate was a tax provision of 44.4% and a negative 1.3% for the third quarter and first nine months of 2013, respectively, as compared to a tax benefit of 48.4% and a tax provision of 37.9% for the third quarter and first nine months of 2012, respectively. For the third quarter and first nine months of 2013, the Company recorded an income tax provision of $3.0 million and $2.5 million, respectively. The Company is recording tax expense on a book loss because the majority of goodwill impairment booked in the first quarter of 2013 was nondeductible for tax resulting in a small tax benefit being booked on the goodwill impairment.

During the first nine months of 2013, the Company recorded non-cash impairment charges of $224.3 million related to goodwill and other long-lived assets (see note 5). Excluding the impact of the impairment charges, the Company's effective tax rate would have been 41.2% for the first nine months of 2013.
During the first nine months of 2012, the Company recorded a favorable tax reserve adjustment upon resolution of an uncertain tax position associated with the deductibility of a portion of the Company's settlement payment to the Office of the Inspector General. In addition, for the third quarter and first nine months of 2012, the Company recorded non-cash impairment charges of $19.1 million associated with the write-off of existing trade name balances. Excluding the impact of the special items noted above, the Company's effective tax rate would have been 40.8% for the first nine months of 2012.

Forward-Looking Statements
Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting the Company's operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, terrorist acts or cyber-attacks; availability, effectiveness, stability and security of the Company's information technology systems; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company's debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission, including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 31, 2012.
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